EXHIBIT 99.1

AvTel Becomes NetLojix Communications, Inc.
Company To Focus On Enterprise Network Solutions

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Sept. 15, 1999--NetLojix Communications, Inc. (Nasdaq:NETX - news), a single-source provider of integrated enterprise network solutions, today announced it has completed its name change from AvTel Communications (formerly Nasdaq:AVCO). The Company's common stock will commence trading under its new stock symbol effective immediately. Having recently executed a sale agreement of its residential long distance telephone business, the company chose to change its name to NetLojix Communications to better illustrate a focus on providing single-source enterprise network solutions to corporate customers. The new URL for the corporate Web site is now www.netlojix.com.

Providing a wealth of communications services, IT support services and eBusiness services, NetLojix defines an enterprise network solution as the integration of technology, people and a communications platform to enable its business customers to achieve their objectives. Simply put, NetLojix designs, builds and manages the customer's entire network from desktop to desktop and everything in-between.

"`Few organizations are equipped to operate like our company," stated Anthony E. Papa, chairman and CEO of AvTel NetLojix Communications. "`NetLojix creates a single source solution for mid-size businesses where this level of service did not previously exist."

"`Approximately 60% of our revenue is derived from communications services. The balance is IT and eBusiness support related. All in, approximately over 80% of our total revenues are monthly recurring under long-term agreements with business customers. We have a compliment of engineering, project management and service personnel in each of our top regional offices who approach our customer's network needs as a technology partner," added Mr. Papa. "We are in the business of supporting needs and providing solutions. This is a dramatic shift in both the telecommunications and IT services industries. As both industries have collided, the fall out is a vast universe of different products, protocols, services, access medium, etc. Technology advancements have created new and exciting business tools, but is has also created a chaotic environment for the typical company. They can not afford, nor do they have the time to navigate through the endless options and alternatives to network computing and discounted communications services. What they do need and are beginning to demand, is a sound, reliable and complete solution."

NetLojix' portfolio of communications services encompasses a wide variety of bandwidth options including dedicated DS-1 and DS-3 voice and data connectivity, Frame Relay, xDSL, ISDN as well as dedicated and dial-up Internet access. The company offers both singular and hybrid bandwidth solutions for WAN deployment.

The company's IT support services range from comprehensive in-house or outsourced technical help desks, system installation and service, IT professional services and systems integration.



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Along with providing the connectivity, NetLojix also designs, builds and manages the entire enterprise network.

NetLojix also provides numerous eBusiness services that include application development for mid to large-scale Web sites, e-commerce, multimedia, Intranet/Extranet applications and legacy system integration. The company also offers secure and monitored application hosting and server management, as well as e-mail and remote access solutions.

NetLojix Communications, Inc. is a single-source provider of Enterprise Network Solutions integrating data, voice and Internet communications services and IT support. The Company markets and sells a broad range of advanced network services including network design, installation, management and service; eBusiness solutions; and remote network monitoring. The Company provides a host of bandwidth services including dedicated voice and data connectivity, frame relay, ADSL, ISDN, as well as dedicated and dial-up Internet access through more than 700 points-of-presence (POPs). For further information, please visit the Company's Web site at www.netlojix.com.

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. Reference is made to the AvTel Communications, Inc. Annual Report on Form 10-K and 10-K/A for the year ended Dec. 31, 1998, and to the Company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the Company's business.


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Contact:

     NetLojix Communications Inc.
     Todd Greene, 805/884-6300
       tgreene@avtel.com
     Mary McCarthy, 714/914-5495
       mccarthy@avtel.com